Exhibit 10.6

BACKBLAZE, INC.

500 BEN FRANKLIN COURT

SAN MATEO, CA 94401

February 14, 2020

Frank Patchel

Dear Frank:

Backblaze, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Financial Officer and you will initially report to Gleb Budman, the Company’s Chief Executive Officer. This is a Full-Time position based at our Company Headquarters in San Mateo, CA. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $400,080 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the Company’s benefits that it makes available to its employees from time to time, subject to applicable plan terms.

4. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 84,739 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2011 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

In addition, you will vest fifty percent (50%) of your remaining unvested Option shares if (a) the Company is subject to a Change in Control before your service with the Company terminates and (b) you are subject to a Termination Without Cause within 24 months after that Change in Control.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. In addition, the first 90 days of your employment is considered a Trial Period that gives you and the Company a chance to get to know and evaluate each other. At any time during this initial Trial Period, you or the Company can opt to end your employment and, in the unlikely event that this happens, the Company will provide you with a severance equal to one month’s salary (less standard withholdings); provided, however, that you must provide the Company with a release of claims in a form acceptable to the Company as a condition of receiving this severance. As a condition of your employment, you will be required to abide by the Company’s policies and procedures, as may be in effect from time to time, including, without limitation, the policies and procedures set forth in the Company’s handbook. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

9. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g)your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer is contingent upon successful completion of your background check. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

BACKBLAZE, INC.

/s/ Gleb Budman
By:	Gleb Budman
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Frank Patchel
Signature of Employee

Dated:	2/14/2020

Attachment

Exhibit A:	Proprietary Information and Inventions Agreement

Exhibit B:	Job Description for Chief Financial Officer

Exhibit C:	Employee Benefits 2020

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